Exhibit 10.40

AMENDMENT

Amendment dated as of November 3, 2003 to Amended and Restated Engagement Letter between Michael Warren Associates, Inc. (the “Firm” or “Warren”) and BNS Co. (the “Client” or the “Company”) dated January 24, 2003 as amended to date.

WHEREAS, the parties wish to amend and restate all provisions relating to incentive payments to the Firm.

NOW THEREFORE, in consideration of these premises and the mutual promises set forth below, and for good and valuable consideration, receipt of which is hereby given, the parties hereby agree as follows:

The parties agree that, notwithstanding any provision relating to incentive fees, incentive payments, or additional incentive payments contained in the Amended and Restated Engagement Letter between Michael Warren Associates, Inc. and BNS Co. dated January 24, 2003 (including numbered paragraphs 1, 2 and 3) or in the Amendment dated as of April 8, 2003, Warren’s incentive compensation shall be as follows (and all previous agreements or understandings are superceded):

1. Warren has been paid $404,000 incentive compensation with respect to the sale of the Company’s Rhode Island Property on August 26, 2003 (at the rate of 2% of the selling price).

2. The Company has received an acceptable offer from a qualified buyer for the sale of the assets or stock of the United Kingdom Subsidiary, for which Warren shall receive (i) not later than five days after the determination of the final adjusted sales price after the closing of such sale, incentive compensation at the rate of 1½% of the final sales price, or (ii) in the event prior to May 31, 2004 the Company elects to pursue a merger or other business combination (as described more fully in No. 4 below) and subsequently does not sell the United Kingdom Subsidiary prior to such merger (or the abandonment such merger), but in any event no later than May 31, 2004, incentive compensation at the rate of 1½% of the highest offer price in a Memorandum of Sale satisfactory to the Board of Directors (expressed in U.S. dollars at the December 31, 2003 exchange rate), amounting, by way of example only, to $120,000 on an offer price of $8 million.

Notwithstanding the foregoing provisions of this No. 2, at least 50% of the amount due under Clause (ii) shall be paid by January 31, 2004 if no amount under No. 2 has been earlier paid, and any such 50% so paid shall be deducted from any amount later owing under this No. 2.

3. The Company has received the necessary insurance quotes required to begin the preparation and filing of a proxy statement seeking approval of dissolution and liquidation and then the preparation and filing of liquidation court papers for the Company. If such papers are prepared to the satisfaction of the Chairman of the Board within the 30 day period after the Company abandons a merger or other business combination transaction (as described more fully in No. 4 below) or by March 31, 2004 in the event that such merger has been abandoned prior to March 1, 2004, whichever is later, Warren shall be paid incentive compensation at the rate of 2¼% of the sales price or offer price (as calculated under No. 2 above) for the assets or stock of the United Kingdom Subsidiary, amounting, by way of example only, to $180,000 on a final sales/offer price of $8 million, such payment to be reduced by any payment made under No. 2 above.

4. Accordingly, if the Company closes on the sale of the stock or assets of the United Kingdom Subsidiary and then consummates a merger, sale of all assets or other business combination in which stockholders owning at least 50% of the Company prior to such transaction do not control the Company after such transaction, and the merger or other business transaction is closed by May 31, 2004, then Warren shall receive incentive compensation in the amount payable under No. 2 above (unless previously paid under No. 2 above), plus an amount equal to $200,000 for such merger with a merger price not less than $5.00 per outstanding share in accordance with this No. 4 or equal to $175,000 for such merger with a merger price of under $5.00 per outstanding share in accordance with this No. 4.

5. Accordingly, if the Company decides not to close on the sale of the assets or stock of the United Kingdom Subsidiary and then consummates a merger or business combination as described in No. 4 above, Warren shall be paid incentive compensation with respect to such merger or other business combination in an amount equal to that set forth in No. 4 above, plus whatever is due Warren in respect of negotiation of a sale of the assets or stock of the United Kingdom. Subsidiary under No. 2 above.

6. Except as modified above, the Agreement as amended shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed and delivered as of the day first above written.

Michael Warren Associates, Inc.

By:

BNS Co.

By: